Exhibit 99.1

Contact: Yvonne Gill
April 12, 2013	570-724-0247
yvonneg@cnbankpa.com

C&N Announces FIRST QUARTER 2013 UNAUDITED Financial RESULTS For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (C&N) announced its unaudited, consolidated financial results for the three-month period ended March 31, 2013.

Net income was $4,706,000, or $0.38 per basic and diluted share in the first quarter 2013, representing an annualized return on average assets of 1.50% and an annualized return on average equity of 10.31%. Net income in the first quarter 2013 was down from $0.48 per share in the fourth quarter 2012 and $0.46 per share in the first quarter 2012.

In the first quarter 2013, C&N generated gains from sales of securities totaling $1,159,000, and also incurred a loss from prepayment of a borrowing of $1,023,000. Security gains in the most recent quarter included a gain of $571,000 from sale of a pooled trust-preferred security that had been written off in previous years. Also in the first quarter 2013, net realized gains from bank stocks totaled $497,000 and net gains from sales of other securities totaled $91,000. In the most recent quarter, C&N prepaid principal of $7 million on a long-term borrowing (repurchase agreement), with an average rate of 3.595%, resulting in the loss on prepayment of $1,023,000. Management estimates the effect of prepaying the $7 million portion of the borrowing, as opposed to reinvesting in securities at current market yields, will be an after-tax benefit of $75,000 over the next 12 months. After the effect of the prepayment, the remaining balance of long-term borrowings under repurchase agreements was $61 million at March 31, 2013.

First quarter 2013 net income was $1,233,000 lower than the fourth quarter 2012 amount. Net interest income of $11,047,000 was down $544,000 from the fourth quarter 2012, reflecting a lower average volume of earning assets and the effects of 2 fewer days in the most recent quarter. The provision for loan losses was $183,000 in the first quarter 2013 as compared to a credit for loan losses (reduction in expense) of $133,000 in the fourth quarter 2012. The provision for loan losses in the first quarter 2013 resulted mainly from increases in the general portion of the allowance for loan losses, based on increases in the average net charge-offs and qualitative factors used to determine the general portion of the allowance. In contrast, the credit for loan losses in the fourth quarter 2012 resulted mainly from a reduction in the general portion of the allowance, as total loans outstanding decreased during the quarter. Noninterest revenue totaled $3,843,000 in the first quarter 2013, down from $4,327,000 in the fourth quarter 2012, as seasonality and other factors led to reductions in service charges on deposit accounts, Trust and financial management revenue and net gains from sales of mortgage loans. As described above, realized gains from available-for-sale securities totaled $1,159,000 in the first quarter 2013, as compared to net realized gains from sales of securities of $51,000 in the fourth quarter 2012. First quarter 2013 results included the loss of $1,023,000 from prepayment of borrowings (described above) for which there was no corresponding amount in the fourth quarter 2012. Noninterest expenses totaled $8,553,000 in the first quarter 2013, excluding the loss on prepayment of borrowings, an increase of $599,000 over the fourth quarter 2012 total. The increase in noninterest expenses in the most recent quarter included several timing-related items, including payroll taxes and stock-based compensation that are typically highest in the first quarter of a year. The income tax provision of $1,584,000 (25.2% of pre-tax income) was $625,000 lower in the first quarter 2013 as compared to the previous quarter, reflecting lower pre-tax income.

First quarter 2013 net income was $881,000 lower than the first quarter 2012 total, including a reduction in net interest income of $1,227,000 (10.0%). The lower level of net interest income in 2013 includes the effects of margin compression due to reductions in long-term interest rates, as C&N’s fully taxable equivalent net interest margin of 4.18% was 0.23% lower than the corresponding first quarter 2012 margin. Also, first quarter 2012 net interest income included accretion income of $457,000 related to the recovery of a previously written down security that matured (with payment in full received) in the second quarter 2012. Other factors that significantly affected first quarter 2013 net interest income in comparison to 2012 included a lower average balance of loans outstanding (down $27.4 million), as well as reductions in average total deposits (down $27.7 million) and borrowed funds (down $35.5 million).

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,240,321,000 at March 31, 2013 as compared to $1,286,907,000 at December 31, 2012 and $1,316,764,000 at March 31, 2012.

•	Net loans outstanding (excluding mortgage loans held for sale) were $659,628,000 at March 31, 2013 as compared to $677,053,000 at December 31, 2012 and down 4.4% from $690,218,000 at March 31, 2012. Total nonperforming assets as a percentage of assets was 0.83% at March 31, 2013 as compared to 0.82% at December 31, 2012 and 0.70% at March 31, 2012.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $114,134,000 at March 31, 2013, an increase of $51,788,000 from one year earlier.

•	Deposits and repo sweep accounts totaled $972,611,000 at March 31, 2013, down from $1,011,673,000 at December 31, 2012 and $1,020,831,000 at March 31, 2012. The decrease in deposits was primarily from a reduction in certificates of deposit, including reductions from a few large municipal customers.

•	Total shareholders’ equity was $183,208,000 at March 31, 2013, up from $182,786,000 at December 31, 2012 and $171,614,000 at March 31, 2012. Tangible common equity as a percentage of tangible assets was 13.93% at March 31, 2013, up from 12.22% a year earlier.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $737,298,000 at March 31, 2013, an increase of 8.6% from a year earlier, reflecting the effect of new accounts as well as net appreciation in asset values.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.